Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 11, 2023 relating to the consolidated financial statements of Reborn Coffee, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

October 17, 2023